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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                        PSINET CONSULTING SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                                        76-0407849
    (State of incorporation or organization)                          (I.R.S. Employer Identification Number)

              4400 POST OAK PARKWAY
                   SUITE 1100                                                       77027-3413
                 HOUSTON, TEXAS                                                     (Zip Code)
    (Address of principal executive offices)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

         Securities Act registration statement file number to which this form relates: ___________ (if applicable).

Securities to be registered pursuant to Section 12(b) of the Act:

                  Title of each class                         Name of each exchange on which
                  to be so registered                         each class is to be registered
                  -------------------                         ------------------------------
                                            (None)
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Securities to be registered pursuant to Section 12(g) of the Act:

         2.94% Convertible Subordinated Notes due 2004


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         The registrant hereby amends Items 1 and 2 of its Form 8-A dated August
1, 1997, filed by it under its former name, Corestaff, Inc.

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

Item 1 is amended by adding thereto the following:

         On June 15, 2000, Metamor (formerly named Corestaff, Inc.) merged with a subsidiary of PSINet Inc., a New York corporation ("PSINet") (Nasdaq: PSIX), pursuant to the terms of the previously announced agreement and plan of merger dated as of March 21, 2000. As a result of the merger, Metamor became a wholly-owned subsidiary of PSINet and changed its name to PSINet Consulting
Solutions, Inc. Each issued and outstanding share of Metamor's common stock was converted into the right to receive 0.9 shares of PSINet common stock.

         In connection with the merger, Metamor, PSINet and The Bank of New
York, as trustee, entered into a supplement to the indenture governing Metamor's outstanding 2.94% Convertible Subordinated Notes Due 2004 (the "Notes"), providing, among other things, that the Notes are now convertible into PSINet common stock instead of Metamor common stock. The new conversion ratio for the Notes is 21.36573 shares of PSINet common stock per $1,000 principal amount at maturity, subject to further adjustment as provided in the indenture. In addition, the supplemental indenture changes the "Fundamental Change" redemption provisions in the Notes to refer to PSINet common stock and changes the "Reference Market Price" referred to in such provisions to $21.3889. The Notes otherwise continue to be governed by the terms of the indenture, as supplemented. The foregoing summary is qualified by reference to the supplemental indenture, which is filed as an exhibit hereto and incorporated herein by reference.

ITEM 2.   EXHIBITS.

         Item 2 is amended by adding thereto the following exhibit:

         2. First Supplemental Indenture dated as of June 15, 2000 among
Metamor, PSINet and The Bank of New York as Trustee (incorporated by reference from Exhibit 4.1 to PSINet Consulting Solutions, Inc.'s Current Report on Form
8-K dated June 15, 2000 located under Securities and Exchange Commission File
No. 0-26970).




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DATED:  June 27, 2000

                                       PSINET CONSULTING SOLUTIONS, INC.



                                       By:
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                                       Name:  Margaret G. Reed
                                       Title: Senior Vice President